CONSENT OF PETER G. FOLK, P. ENG.

I consent to the reference to my name under the caption "Interest of Experts" and to the use of my Technical Reports entitled “Report on the Jinniushan Gold Project, Yuanling

County, Hunan Province, China” dated December 28, 2006 and “Report on the Xiaoshan

Gold and Silver Project, Shanxian County, Henan Province, People’s Republic of China”

 dated October 1,2007. (the “Reports”), prepared in compliance with National Instrument

43-101 and Form 43-101F1 in the Annual Registration Statement (Form 20-F) of Minco

Gold Corporation (the “Company”).

I have read the Annual Information Form for the year ended December 31, 2007, the National Instrument 43-101 (the "Instrument"), the Companion Policy 43-101CP, and Form 43-101F1 (the "Form 43-101F1"), and confirm that:

(a)

I have no reason to believe that there are any misrepresentations in the information contained in the Annual Information Form derived from “The Reports” or that is within my knowledge as a result of the investigations and enquiries made by me in connection with the preparation of the Reports;

(b)

the Reports comply with the requirements of the Instrument and Form 43-101F1.

Further, I hereby confirm my consent to the Company's use of the Annual Information Form for its regulatory filing purposes and its disclosure to the public.

Dated this 29 day of March, 2008

Signature of Qualified Person

______________________

Peter G. Folk, P.Eng.

Seal of Qualified Person